Exhibit (a)(1)(iii)

HESKA CORPORATION

3760 Rocky Mountain Avenue

Loveland, Colorado 80538

Offer to Purchase for Cash

Shares of its Common Stock, $0.01 Par Value,

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 2, 2012, UNLESS EXTENDED OR EARLIER TERMINATED.

August 27, 2012

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

Heska Corporation, a Delaware corporation, sometimes referred to herein as the Company, is offering to purchase for cash shares of its common stock held by stockholders who owned, of record or beneficially, 99 or fewer shares as of the close of business on August 21, 2012 and who continue to hold such shares through the expiration date of the offer, at a purchase price of $8.50 per share upon the terms and subject to the conditions set forth in the Company’s offer to purchase for cash, dated August 27, 2012.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER.

Other than Morrow & Co., LLC, which the Company has retained to act as the information agent for the offer and which will receive customary fees associated with its performance in such capacity, no fees or commissions will be payable by the Company to brokers, dealers or any other person for soliciting tenders of shares pursuant to the offer as described in the offer to purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

For your information and for forwarding to your clients, including those who owned, of record or beneficially, 99 or fewer shares of the Company’s common stock and for whom you hold 99 or fewer shares registered in your name or in the name of your nominee on the close of business on August 21, 2012, we are enclosing the following documents:

1.	Offer to purchase for cash, dated August 27, 2012;

2.	Letter to stockholders from the Chief Executive Officer and Chairman of the Board of Heska Corporation, dated August 27, 2012;

3.	Form of letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee;

4.	Form of client instruction form (printed on green paper) on which clients may provide you instructions concerning their decision regarding a tender of their shares, which includes a substitute Form W-9;

5.	Notice of guaranteed delivery (printed on yellow paper) to be used to accept the offer if all required documents cannot be delivered to the Computershare, Inc., the depositary of the offer, by the expiration date;

6.	Letter of transmittal for your use (printed on blue paper), which includes a substitute Form W-9; and

7.	A return envelope addressed to the depositary.

WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 2, 2012, UNLESS EXTENDED OR EARLIER TERMINATED.

In order to take advantage of the offer, a stockholder must do either (A) or (B) below before the offer expires:

A.	Deliver a duly executed and properly completed letter of transmittal (or agent’s message) and any other required documents to the depositary with certificate(s) representing the tendered shares, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal; or

B.	Comply with the guaranteed delivery procedure set forth in the offer to purchase and the notice of guaranteed delivery.

Please direct any inquiries you may have with respect to the offer, and any requests for additional copies of the enclosed materials, to Morrow & Co., LLC, the information agent for the offer, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by telephone at (203) 658-9400 for banks and brokerage firms or (800) 607-0088 for stockholders, or to Continental Stock Transfer & Trust Company, the depositary for the offer, at 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Dept., or by telephone at (917) 262-2378.

Very truly yours,

Robert B. Grieve, Ph.D.
Chief Executive Officer and Chairman of the Board of Directors

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HESKA CORPORATION OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The offer is not being made to (nor will tenders of shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.